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                                                                       Exhibit 8
                                                                       ---------

                    EARLY RETIREMENT AGREEMENT AND RELEASE
                    --------------------------------------

     This Early Retirement Agreement and Release (the "Agreement") is entered into by WARD C. BELCHER of Ridgewood, New Jersey ("Employee"), and BENJAMIN MOORE & CO., a New Jersey corporation (the "Company") (collectively, the "Parties"), in consideration of the respective agreements and promises of the Parties contained in this Agreement. The Parties acknowledge that the terms and conditions of this Agreement have been agreed to voluntarily and that such terms are intended to be final and binding.

     1. Employee and the Company acknowledge that the decision that Employee retire early from employment by the Company was by mutual agreement. The Company agrees to so state in all future requests for employment verification and/or reference checks concerning Employee. Employee will retire as an employee of the Company and from all offices of the Company he may hold, including his office as Vice President Operations, effective December 31, 1999 (the "Retirement Date"); provided, however, it is understood that Employee shall not resign as a member of the Board of Directors of the Company. Employee understands and agrees that, from and after the Retirement Date, he no longer is authorized to incur any expenses, obligations or liabilities on behalf of the Company as an employee of the Company. Upon this Agreement becoming effective pursuant to Section 15, and in consideration for acceptance of the terms contained in this Agreement and the release of claims contained herein, and in addition to any salary, compensation of any kind, or benefits owing to him as of the Retirement Date, the Company agrees to provide Employee with the additional compensation and benefits set forth in paragraphs a. through h. of this Section 1, to which he would not otherwise be entitled (the "Separation Benefits").

               a. The Company will continue to pay Employee his base salary at the annual rate of $216,500 for twenty-three (23) months through November 30, 2001, on a bimonthly basis.

               b. From the Retirement Date until the earlier of November 30, 2001, or the date on which Employee obtains subsequent full-time employment (the "Continuation Period"), the Company shall continue Employee's participation in the Company medical, vision and dental plans in which he participated immediately prior to the Retirement Date, subject to Employee's payment of all applicable contributions or premiums at the rate applicable to employees of the Company in effect from time to time. Employee acknowledges that the provision of medical and dental benefits under this paragraph b. shall be in satisfaction of Employee's right to elect continuation coverage under
          Section 4980B of the Internal Revenue Code of 1986 and Sections 601 through 608 of the Employee Retirement Income Security Act of 1974 (collectively "COBRA") in respect of the Continuation Period.

               c. The Company will continue to provide Employee with a life insurance benefit in an amount equal to one times his annual base salary until the Retirement Date; after which, the Company will provide retiree life insurance coverage, which is currently a $6,000 annual term life policy.

               d. Employee will continue to be eligible for his targeted annual cash bonus under the Company's 1999 Management Incentive Award Plan (the "1999 MIAP") projected at 100% of target to be 22% of his salary pay grade mid-point of $236,900, all in accordance with the terms of the 1999 MIAP.

               e. As of the Retirement Date, and during the Continuation Period, Employee will participate in, and accrue benefits under, the Company's Supplemental Executive Retirement Plan until Employee attains the age of 55 years on November 19, 2001. Throughout the Continuation Period, Employee shall accrue retirement benefits as if he were a full-time employee being paid at the same rate of pay as provided in paragraph a. of this Section 1.

               f. The Parties agree that Employee was granted non-qualified stock options on March 9, 1998 in the amount of 5,000 shares of the Company's common stock at an exercise price of $83.14 pursuant to the Company's 1998 Stock Incentive Plan. With respect to all such options that have not vested prior to the Retirement Date, the Company hereby agrees to accelerate the vesting and exercisability of such options to the Retirement Date. In all other respects Employee's rights and obligations under the 1998 Stock Incentive Plan shall continue unchanged and the parties acknowledge that for purposes of the 1998 Stock Incentive Plan and any option agreement entered into thereunder, Employee's termination of employment on the Retirement Date shall constitute "Retirement" as defined therein.

               g. The Parties agree, with respect to the Long Term Cash Incentive Plan (the "LTCIP") award granted to Employee in the contingent target amount of $140,000, that Employee hereafter will remain eligible for a three-fifths (60%) pro rata share of the contingent target amount under the LTCIP.

               h.   The benefits provided in paragraphs b., e. and g. of this
          Section 1 shall not survive the death of Employee.

     2. Notwithstanding any of the foregoing to the contrary, in the event that a "Change in Control" of the Company (as defined in the Company's Senior Executive Severance Protection Plan, as amended (the "Executive Severance Plan")) occurs on or prior to November 30, 2001, the following provisions shall apply:

               a. Employee shall receive a lump-sum severance payment determined in accordance with Section 4.2(c) of the Executive Severance Plan,

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

          less any amounts previously paid to Employee under paragraph a. of
          Section 1 of this Agreement.

               b. Employee shall continue to participate and to accrue benefits in the Company's Supplemental Executive Retirement Plan in accordance with paragraph e. of Section 1 until the date of the Change in Control, whereafter Employee shall be paid his Supplemental Executive Retirement Plan benefits as determined in accordance with
          Section 4.3 of the Supplemental Executive Retirement Plan.

     3. If and when and for so long as the Company secures and maintains a policy of directors and officers liability insurance, Employee shall have a right to indemnification under such policy to the same extent as any other present or former director or officer of the Company similarly situated.

     4. In consideration of the payments and benefits provided hereunder and for other good and valuable consideration, Employee agrees that for a period of two (2) years following the Retirement Date, or from December 31, 1999 until December 31, 2001, he will not solicit, on his behalf or on behalf of or in conjunction with any person, company or other entity, any employees of the Company or any of the customers or prospective customers contacted by him while he was an employee of the Company. He further agrees not to compete with the Company by engaging in or carrying on, full time or part time, a business engaged in the paint and coatings industry, directly or indirectly, as an owner, manager, operator, employee, participant or consultant, in any location or facility located within the U.S. or abroad for a period of two (2) years following the Retirement Date, or from December 31, 1999 until December 31, 2001.

     5. It is mutually agreed that the Separation Benefits provided to Employee under paragraphs a. through h. of Section 1 and under Section 2 of this Agreement exceed what he is already entitled to under the Company's plans, policies and practices.

     6. All amounts payable and benefits provided under this Agreement shall be paid or provided subject to the withholding of any taxes or other amounts required by law to be withheld.

     7. Employee represents that to the best of his knowledge he has returned all property of any kind belonging to the Company; in the event, however, that he has not done so, he agrees to return promptly any such remaining items to the Company.

     8. In consideration for the Separation Benefits provided to him under paragraphs a. through h. of Section 1 and under Section 2 of this Agreement, and except as regards the obligations of the Company set forth herein, Employee agrees to release and forever discharge the Company, its subsidiaries, affiliates, directors, officers, employees, agents, successors, and assigns (collectively referred to as the "Releasee") from any and all obligations, liabilities, damages, costs, claims, complaints, charges, or causes of actions in law or equity (collectively "Claims") that Employee or his heirs, administrators, successors, or assigns may now have or may ever have against the Releasee whether accrued, absolute, contingent, unliquidated or

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

otherwise, and whether known or unknown on the date hereof, and which have or may have arisen out of any transaction or state of facts existing prior to the date of execution of this Agreement, including but not limited to Claims in any way related to Employee's employment with the Company or the termination of that employment, and Claims based on federal, state, or local law or regulation or common law, including but not limited to claims in any way related to the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Equal Pay Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, all applicable federal, state and local labor and employment laws (including all laws concerning unlawful and unfair labor and employment practices), breach of contract, wrongful discharge, defamation or intentional infliction of emotional distress. This Section 8 shall not affect Employee's right to retirement benefits accrued as of the Retirement Date under any retirement plan qualified under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

     9. Employee represents and agrees, with respect to any transaction or state of facts existing prior to the date of execution of this Agreement, that he has not filed any complaints, charges or lawsuits against the Releasee with any government agency or any court.

     10. Employee represents and agrees that, except for an announcement that he has taken early retirement (which the Parties have mutually agreed upon as is attached as an appendix hereto), he has and will keep the terms, amount and existence of this Agreement completely confidential and that Employee has not disclosed and will not disclose voluntarily any information concerning this Agreement to anyone other than his immediate family, attorney and accountant, who have been and will be informed of and bound by this confidentiality clause. The Company agrees that it will keep the terms, amount and existence of this Agreement confidential and will not disclose any information concerning this Agreement to anyone other than as may be important in the ordinary course of its businesses or as required under law or upon the advice of legal counsel. Except for litigation arising out of the breach or enforcement of this Agreement, this Agreement shall not be admissible in any legal proceeding.

     11. Employee represents and agrees that he has not made or published and will not make or publish any negative or disparaging statements, comments or remarks regarding the Company or its subsidiaries, affiliates, directors, officers or employees. Employee further agrees that he will not discourage, or attempt to discourage, any person, firm, corporation, or business entity from doing business with the Company. This Section 11 shall not be construed as affecting any provision of Section 4.

     12. Employee represents and agrees that he has not appropriated for his own use, has not disclosed, and will not appropriate for his own use, disclose to any third party, or authorize anyone else to disclose, unless authorized by the Company in writing, any secret, confidential, proprietary or financial information concerning the operations, future plans, methods of doing business, or financial condition of the Company or its subsidiaries or affiliates, any customer lists, customer files or other information relating to the customers of the Company or its subsidiaries or affiliates, or any lists of the Company's shareholders that he obtained as a result

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of his employment with the Company and which is not otherwise publicly available
(unless it became publicly available in violation of this Section 12 or any other agreement of Employee).

     13. As a further material inducement to the Company to enter into this Agreement, Employee agrees that in the event Employee materially breaches this Agreement or it is discovered that any material representation made herein was false when made, the Company may cease all further payment or provision of the Separation Benefits provided for in paragraphs a. through h. of Section 1 of this Agreement and the payments described in Section 2 of this Agreement and Employee shall immediately return to the Company as liquidated damages any payments made to Employee under paragraph a. of Section 1 and paragraph a. of
Section 2 of this Agreement.

     14. Employee understands and acknowledges that he has been given a period of twenty-one (21) days to review and consider this Agreement before signing it. Employee further understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing.

     15. Employee may revoke this Agreement within seven (7) days of signing it and this Agreement shall not be effective until the period during which Employee may revoke this Agreement has expired without Employee having revoked this Agreement. Revocation shall be made by sending a written notice of revocation to:

               Yvan Dupuy
               President
               Benjamin Moore & Co.
               51 Chestnut Ridge Road
               Montvale, New Jersey 07645.

For this revocation to be effective, written notice must be received no later than the close of business of the seventh day after Employee signs this Agreement. If Employee revokes this Agreement, it shall not be effective or enforceable, and Employee will not receive any of the Separation Benefits described in Section 1 and Section 2 of this Agreement.

     16. All notices and communications provided for in this Agreement (other than the notice of revocation provided for in Section 15) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid; if to Employee, addressed to him at his most recent address as provided to the Company in writing, and if to the Company, addressed to Yvan Dupuy, President, at Benjamin Moore & Co., 51 Chestnut Ridge Road, Montvale, New Jersey 07645, or to such other address as any party may have furnished to any other party in accordance herewith. All notices and communications (other than the notice of revocation provided for in Section 15) shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

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     17.  Employee acknowledges and agrees that he freely and voluntarily entered into this Agreement, that he has been encouraged to consult an attorney before signing this Agreement, that he had an opportunity to review this Agreement with an attorney of his choice, and has had sufficient time to do so. Employee further acknowledges and agrees that he fully understands the terms of this Agreement.

     18. The Parties acknowledge and agree that this Agreement constitutes the complete agreement between them and that no oral modification of this Agreement is permissible. The Parties further acknowledge and agree that this Agreement and the terms contained herein, except as otherwise provided in paragraphs b. through g. of Section 1 and in Section 2, supersede all previous contracts, agreements and plans between the Parties including, without limitation, the Executive Severance Plan, with respect to the subject matter hereof, and that all previous contracts, agreements and plans between the Parties shall become null and void upon execution of this Agreement.

     19. Nothing in this Agreement is to be understood as an admission by the Company of any liability on its part under any federal, state, or local law or regulation or common law.

     20. This Agreement shall be binding upon any and all successors and assigns of Employee and the Company.

     21. In the event that any provision in this Agreement is found to be void as against public policy, illegal or otherwise unenforceable, the remaining provisions of the Agreement shall in no way be affected or impaired thereby.

     22. Except for issues or matters as to which federal law is applicable, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflicts of law principles thereof.


Dated:    December 7, 1999


/s/ Charles C. Vail                       /s/ Ward C. Belcher
-------------------                       ---------------------------
Witness                                   Ward C. Belcher



                                          BENJAMIN MOORE & CO.


                                          By: /s/ Richard Roob
                                             ------------------------
                                             Name:  Richard Roob
                                             Title: Chairman & Chief
                                                    Executive Officer

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